Exhibit 10(b)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement Nos. 333-52956 and 811-07549 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated February 19, 2003 on the financial statements of Variable Annuity-1 Series Account and our report dated January 27, 2003 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Experts" in the Prospectus and under the heading "Experts" in the Statement of Additional Information, which are part of such Registration Statements.

Denver, Colorado
May 12, 2003